Exhibit 10.26

Director Compensation Summary Term Sheet

During calendar year 2020, each non-employee member of the Board was entitled to receive an aggregate of $140,000 in cash and restricted stock. The cash portion of the compensation was paid quarterly in $12,500 increments. The remainder of such compensation was paid in restricted shares of the Company’s Class A common stock, and vested on December 31, 2020 to individuals who were on the Board on December 31, 2020.

In addition to the foregoing, for 2020 each non-employee director was entitled to receive $1,500 for each Board or committee meeting attended. Further, the Chairman of each of the Executive Committee, the Governance Committee, and the Compensation Committee was paid an additional retainer of $2,500 per quarter. The Chairman of the Audit Committee was paid a retainer of $4,250 per quarter. In addition to the amounts set forth above, the Chairman of the Board was entitled to receive (i) a retainer of $100,000, payable quarterly in restricted shares of the Company’s Class A Common Stock pursuant to the terms of the Crawford & Company Non-Employee Director Stock Plan.

During calendar year 2021, each non-employee member of the Board is entitled to receive an aggregate of $140,000 in cash and restricted stock. The cash portion of the compensation will be paid quarterly in $12,500 increments. The remainder of such compensation will be paid in restricted shares of the Company’s Class A common stock, and will vest on December 31, 2021 to individuals who are on the Board on December 31, 2021.

In addition to the foregoing, for 2021 each non-employee director is entitled to receive $1,500 for each Board or committee meeting attended. Further, the Chairman of each of the Executive Committee, the Governance Committee, and the Compensation Committee is paid an additional retainer of $2,500 per quarter. The Chairman of the Audit Committee is paid a retainer of $4,250 per quarter. In addition to the amounts set forth above, the Chairman of the Board is entitled to receive a retainer of $100,000, payable quarterly in restricted shares of the Company’s Class A Common Stock pursuant to the terms of the Crawford & Company Non-Employee Director Stock Plan.